UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010 (March 19, 2010)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On March 5, 2010, the State Auto Property & Casualty Insurance Company Incentive Deferred Compensation Plan (the “IDC Plan”) was amended to add a stock fund investment feature comprised of common shares (“Common Shares”) of State Auto Financial Corporation (the “Company”). The IDC Plan is a non-qualified, unfunded deferred compensation plan for eligible key employees and is a “shadow plan” to the Company’s defined contribution Section 401(k) plan referred to as the Capital Accumulation Plan (the “CAP”). The third party administrator of the IDC Plan has informed the Company that the administrator does not expect to have the Company-stock fund investment feature available for plan participants until approximately April 5, 2010. The CAP already has a Company-stock fund investment feature available for plan participants.

On March 11, 2010, Robert P. Restrepo, Jr., the Company’s Chairman, President and Chief Executive Officer, gave irrevocable written instructions to the Company’s administrator of the IDC Plan and the CAP to purchase an aggregate number of Common Shares, not to exceed 10,000, from funds in his accounts for these two plans, subject to the limitations of such plans, with the Common Shares to be purchased at the then-prevailing market price. On March 12, 2010, funds from Mr. Restrepo’s CAP account were used to purchase a total of 949.483 Common Shares. This transaction has been reported on a Form 4 filed by Mr. Restrepo on March 17, 2010. Funds from his IDC Plan account will be used as soon as practicable after the Company-stock fund investment feature becomes available to plan participants to purchase Common Shares in accordance with these written instructions. Mr. Restrepo provided these irrevocable instructions because it is anticipated that the purchase of these Common Shares will occur during a period when the Company’s trading window will be closed for management and other employees to engage in transactions in the Common Shares. Assuming no changes in Mr. Restrepo’s IDC Plan account balance or the market price of the Common Shares from the close of business on March 17, 2010 until the date the order is executed, funds in his IDC Plan account will be used to purchase approximately 2,250 Common Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: March 19, 2010	By	/s/ James A. Yano
Vice President and General Counsel